Exhibit 99.1

News Release

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY AND SIX MONTH EARNINGS

Aiken, South Carolina (July 31, 2014) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings for the quarter and six month periods ended June 30, 2014.  The Company reported net income available to common shareholders of $1.4 million or $0.46 per common share (basic) for the quarter ended June 30, 2014, an increase of $598,000 or 77.8% compared to net income available to common shareholders of $769,000 or $0.26 per common share (basic) for the quarter ended June 30, 2013. For the six months ended June 30, 2014, net income available to common shareholders increased $1.2 million or 92.4% to $2.6 million or $0.87 per common share (basic), compared to net income available to common shareholders of $1.3 million or $0.45 per common share (basic) for the same period in 2013. The increases in earnings for the quarter and six month periods are primarily a result of increases in net interest income combined with decreases in the provision for loan losses. These factors were offset slightly by a decrease in non-interest income in both periods.

Net interest spread increased 27 basis points to 3.05% for the quarter ended June 30, 2014 and increased 20 basis points to 2.93% for the six months ended June 30, 2014 when compared to the same periods in 2013. The improvement in net interest spread was achieved through lower cost of funds as total interest expense decreased 23.1% and 24.9% for the quarter and six month periods ended June 30, 2014, respectively, compared the same periods in the prior year. The decrease in interest expense was partially offset by slightly lower interest income. Consistent with the increase in interest spread, net interest income increased $409,000 or 7.1% to $6.1 million for the quarter ended June 30, 2014, compared to $5.7 million for the quarter ended June 30, 2013. Net interest income increased $462,000 or 4.1% to $11.8 million for the six months ended June 30, 2014 compared to $11.3 million for the six months ended June 30, 2013.

The provision for loan losses declined $800,000 or 88.9% to $100,000 for the second quarter of 2014 from $900,000 for the second quarter of 2013. Net charge-offs declined $164,000 or 16.5% to $834,000 for the second quarter of 2014 from $998,000 for the comparable quarter in 2013, with the ratio of net charge-offs to gross loans decreasing to 0.94% in the second quarter of 2014 from 1.05% in the same quarter one year ago. Net charge-offs for the six months ended June 30, 2014 were $1.3 million, a decline of $1.1 million or 43.6% compared to $2.4 million for the comparable period in 2013, with the ratio of net charge-offs to gross loans decreasing to 0.75% for the six months ended June 30, 2014 from 1.24% for the same period one year ago. The allowance for loan losses represented 342.6% of annualized net charge-offs during the six months ended June 30, 2014 compared to 233.6% of annualized net charge-offs during the comparable period in 2013.

Non-interest income decreased $411,000 or 23.6% to $1.3 million for the quarter ended June 30, 2014 from $1.7 million for the comparable quarter in 2013. Non-interest income for the six-months ended June 30, 2014 decreased $820,000 or 22.2% to $2.9 million compared to $3.7 million for the same period in 2013. The decreases in both periods were the result of a decrease in gain on sale of investments combined with a decrease in grant income from CDFI programs. For the quarter ended June 30, 2014 the loss on sale of investments was $40,000, a decrease of $409,000 or 110.7% from a gain of $370,000 for the same period in 2013.  For the six months ended June 30, 2014, gain on sale of investments decreased $709,000 or 94.1% to $45,000. Grant income decreased $336,000 or 52.9% during the same period.

Non-interest expense decreased $75,000 or 1.4% to $5.3 million for the quarter ended June 30, 2014 from $5.4 million for the comparable quarter in 2013. For the six months ended June 30, 2014, non-interest expense decreased $262,000 or 2.4% to $10.6 million, compared to $10.9 million for the same period in 2013. The decreases in both periods were primarily the result of a decrease in costs associated with other real estate owned combined with a decrease in prepayment penalties incurred for paying down Federal Home Loan Bank advances. Net costs associated with other real estate owned decreased $87,000 or 25.5% and $214,000 or 29.0%, respectively for the quarter and six month periods ended June 30, 2014 when compared to the same periods in the prior year. The Company incurred prepayment penalties of $238,000 for paying down Federal Home Loan Bank advances during the six months ended June 30, 2013 compared to zero for the same period in 2014.

Total assets at June 30, 2014 were $844.3 million compared to $849.2 million at December 31, 2013, a decrease of $4.9 million or 0.6% for the six month period.  Net loans receivable decreased $12.3 million or 3.4% to $346.6 million at June 30, 2014 from $358.9 million at December 31, 2013 due to decreased loan demand.  Total deposits decreased $273,000 to $658.4 million at June 30, 2014 compared to $658.7 million at December 31, 2013.  FHLB advances, other borrowings, convertible senior debentures and subordinated debentures decreased $9.2 million or 8.6% to $97.8 million at June 30, 2014 from $107.0 million at December 31, 2013.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total interest income	$7,637	$7,680	$14,830	$15,384

Total interest expense	1,507	1,959	3,057	4,073

Net interest income	6,130	5,721	11,773	11,311

Provision for loan losses	100	900	200	2,045

Net interest income after
provision for loan losses	6,030	4,821	11,573	9,266

Non-interest income	1,332	1,743	2,868	3,688

Non-interest expense	5,317	5,392	10,643	10,905

Income before income taxes	2,045	1,172	3,798	2,049

Provision for income taxes	568	293	1,019	499

Net income	$1,477	$879	$2,779	$1,550

Preferred stock dividends	110	110	220	220

Net income available to common
Shareholders	$1,367	$769	$2,559	$1,330

Earnings per common share (basic)	$0.46	$0.26	$0.87	$0.45

	BALANCE SHEET HIGHLIGHTS

	June 30, 2014	December 31, 2013%

Total assets	$844,322	$849,248	-0.6%

Cash and cash equivalents	12,531	7,630	64.2%

Total loans receivable, net	346,605	358,917	-3.4%

Investment & mortgage-backed securities	436,811	431,003	1.3%

Deposits	658,424	658,697	0.0%

Borrowings	97,750	106,982	-8.6%

Shareholders' equity	84,502	77,990	8.3%

Book value per share	$21.23	$19.02	11.6%

Total risk based capital ratio (1)	23.1%	21.8%	5.8%

Non performing assets	19,613	13,960	40.5%

Non performing assets to total assets	2.32%	1.64%	41.5%

Allowance as a percentage of gross loans, held for investment	2.57%	2.78%	-7.6%

(1)- This ratio is calculated using Bank only information and not consolidated information